CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Mutual Fund Series Trust and to the use of our report dated September 8, 2016 on the financial statements and financial highlights of Catalyst Small-Cap Insider Buying Fund, Catalyst Insider Buying Fund, Catalyst MLP & Infrastructure Fund, Catalyst Buyback Strategy Fund (formerly Catalyst/EquityCompass Buyback Strategy Fund), Catalyst/Groesbeck Growth of Income Fund, Catalyst/MAP Global Equity Fund, Catalyst/Lyons Tactical Allocation Fund, Catalyst Dynamic Alpha Fund, and Catalyst IPOx Allocation Fund, each a series of shares of beneficial interest in Mutual Fund Series Trust. Such financial statements and financial highlights appear in the June 30, 2016 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD LLP

BBD, LLP

Philadelphia, Pennsylvania

March 31, 2017